Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of March 31, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of March 31, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $1,612,384)	$1,754,916
Cash and cash equivalents	162,488
Foreign currencies at fair value (cost of $1,653)	1,645
Other assets	38,605
Derivative assets	2,776
Derivative liabilities	(597)
Other liabilities	(76,146)
Distributions payable	(14,046)
Accrued performance fee	(2,014)
Management fee payable	(394)
Net Asset Value	$1,867,233
Number of outstanding shares	65,477,580

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of March 31, 2026 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share
Series I
A-II Shares	$404,169	14,303,053	$28.26
F-I Shares	$80,276	2,887,051	$27.81
V Shares	$1	40	$25.00
E shares	$371	12,929	$28.68
I Shares	$63,531	2,284,834	$27.81
S Shares	$3	110	$27.79
Series II
A-II Shares	$1,235,938	43,055,056	$28.71
F-I Shares	$70,253	2,487,467	$28.24
V Shares	$1	40	$25.00
E shares	$1,680	57,657	$29.14
I Shares	$11,007	389,233	$28.28
S Shares	$3	110	$28.25
Total	1,867,233	65,477,580